Exhibit 99.1

SUPPLEMENTAL QUESTIONS AND ANSWERS FOR EMPLOYEES

This Supplemental Q&A addresses some common questions that have been raised following the announcement of the Merger with Cubist (the “Merger”).  It is intended to supplement, not replace, the first set of questions and answers (numbered 1 through 35) circulated to Optimer employees on July 30, 2013.  It is meant to be a helpful guide only; Optimer’s benefits plan documents contain definitive information on your benefits and, in the case of any discrepancy between the plan documents and this Supplemental Q&A, the plan documents will control.  Plan documents, including Optimer’s Amended and Restated Severance Benefit Plan (the “Severance Plan”), are available on Sharepoint.  Information in this Q&A regarding COBRA and Optimer’s 401(k) plan is only applicable to U.S. employees.

Please note that this Supplemental Q&A will not address every question that has been raised.  In particular, this Supplemental Q&A does not cover questions already answered in the prior version of this Q&A, individualized questions or questions regarding Cubist’s plans for Optimer employees.  In addition, this Q&A does not contain information about the strategic alternative process, as that will be addressed in the forthcoming proxy statement filed with the SEC.

36.       Where can I get more information about the contingent value rights (“CVRs”) to be issued upon closing of the Merger?

•                  The most important details on the CVR are covered in the prior Q&A.  More information will be provided in the forthcoming proxy statement, which will include the form of CVR agreement, and upon closing of the Merger.

37.       There is currently a blackout period in effect.  Will there be a general announcement when the blackout period is lifted?

•                  Yes, there will be a general announcement when the blackout period is lifted.

38.       If I hold employee stock options, what happens if I do not exercise them before the closing of the Merger, and what happens if I do?

•                  As described in Question 22 of the prior Q&A for U.S. employees and Question 23 of the prior Q&A for Canadian employees, with respect to each outstanding stock option that remains unexercised upon closing of the Merger, the holder will receive an amount in cash equal to the excess, if any, of the last public trading price of Optimer’s common stock on Nasdaq before the closing of the Merger, over the per-share exercise price of the option (which will be subject to withholding of applicable taxes).  The holder will receive only this payment for the option, and will not receive a CVR.

•                  With respect to each stock option that has been exercised, or is exercised before closing of the Merger, you will receive a certain number of shares of Optimer common stock upon exercise (subject to any applicable withholdings).  If you dispose of the shares that you receive before the closing of the Merger, you will not receive any cash consideration or any CVRs for such already-disposed of shares when the deal closes.  Alternatively, if you continue to hold the shares that you receive from the exercise of stock options until the closing of the Merger, these shares will be treated like any other shares, i.e., you will receive $10.75 in cash plus one CVR per share.

39.       If I receive shares of Optimer common stock from vesting of restricted stock units, and I sell those shares on the open market before the deal closes, will I be eligible to receive CVRs on those shares?

•                  No.  As with options, if you sell shares delivered to you before the deal closes, you will receive cash for those shares when you sell them, but you will not receive any additional cash consideration or CVRs when the deal closes.  You will receive cash and CVRs at closing for shares that either you actually hold when the deal closes, or are subject to outstanding restricted stock units when the deal closes.

40.       If I receive CVRs, but I do not continue as an employee of Cubist, will I still be paid under the CVR if the relevant performance hurdles are met?

•                  Yes, provided that you continue to hold the CVRs and do not sell them.

41.       How are years of service calculated under the Severance Plan?  For example, would someone who has been with Optimer for 1 year and 11 months be considered as having 1 or 2 years of service?

•                  An employee needs to be employed for a full year to get credit for that year of service under the Severance Plan.  In the example given, the employee would be considered to have 1 year of service.

42.       If I am terminated several months after the closing and am entitled to receive benefits under the Severance Plan, which date will be used for plan calculations (such as years of service), the date of the closing or the later date of my termination?

•                  The date of your termination.

43.       If I am receiving salary continuation payments under the Severance Plan, and I accept another job, will I lose the remaining payments?

•                  No.  However, you will cease to receive COBRA premium payments under the Severance Plan if you become covered by a group health plan of a subsequent employer.

44.       If I wish to elect continued health coverage under COBRA, should I elect coverage shortly after I am terminated, or once I have received all salary continuation payments under the Severance Plan?

•                  If you wish to elect continued health coverage under COBRA, you must do so within 60 days of receiving an election notice.  If you are terminated, you will be provided information about how to do so.

45.       If Cubist offers me a position that has the same level of responsibility, the same compensation and the same location/territory as my position with Optimer, but I decline the offer, am I still eligible to receive benefits under the Severance Plan?

•                  No.  This would constitute a voluntary termination of employment that is not covered by the Severance Plan.

46.       Will unused sick time be paid out if an employee is terminated in connection with the Merger?

•                  No.  Unused sick time will not be paid out, as per Optimer’s existing policies.

47.       When Optimer’s 401(k) plan terminates immediately prior to the closing of the Merger, what happens to unvested company contributions?

•                  The company contributions will become vested and non-forfeitable.

48.       If I have an outstanding loan from Optimer’s 401(k) plan, what will happen upon closing of the Merger?

•                  Loans generally become due when an employee terminates or when the plan terminates.  You may be able to roll your outstanding loan into the 401(k) plan of another company if that plan accepts rollovers of outstanding loans (which some, but not all, 401(k) plans do).

49.       What benefits may I port when I leave Optimer?

•                  There are several benefits that may be ported, meaning that you maintain coverage at your own cost.  Voluntary benefits like AFLAC cancer, accident, critical illness and voluntary life insurance as well as LegalShield generally can be continued on an individual basis upon termination.  If you are terminated, you will be provided with information on how to do so.  Disability benefits cannot be continued after termination.

50.       Are you considering any retention initiatives for employees?

•                  We believe that we have put in place a Severance Plan that is fair to employees and provides benefits that are proportional to employees’ positions and length of service at Optimer.  Given that Optimer has important obligations to continue to maximize sales of DIFICID®, Optimer has increased the Severance Plan benefit upon qualifying termination for a limited number of top Sales contributors.

51.       In Question 12 of the prior Q&A, the table had a column titled “Bonus Percentage” and a column titled “2013 Incentive Compensation.”  What is the difference?

•                  This distinction is described in detail in Question 11 of the prior Q&A.  “Bonus Percentage” refers to a specific payment under the Severance Plan, for which not all employees are eligible.  In contrast, “2013 Incentive Compensation” refers to the payment that all non-Sales participants in Optimer’s Incentive Compensation Plan and all Sales personnel will receive if they remain employed upon the closing of the Merger, regardless of whether they are terminated after the closing of the Merger.  Specifically, if the closing occurs in 2013, all non-Sales personnel who are participants in the Incentive Compensation Plan will receive a prorated bonus for 2013 based on days worked, calculated as if all 2013 performance goals had been satisfied at maximum levels for the entire year.  If the closing occurs in 2014, all non-Sales participants will receive the maximum potential bonus for 2013.  In short, it means that all non-Sales participants who remain employed upon the closing of the Merger will get a bonus.  If you are in Sales, you will receive compensation after the closing of the Merger based on the then-current Sales Incentive Compensation Plan.

52.       If on November 15 we are still in a blackout period, will my ESPP shares be purchased for me and can I turn around and sell them?

•                  The ESPP remains in effect and all of its provisions still apply.  Accordingly, shares will still be purchased in the normal course at the end of the current offering period if the transaction has not closed prior to November 15.  If we are still in a blackout at that time, you may not sell your shares until the blackout lifts.

Cautionary Statement Regarding Forward-looking Statements

Statements included in this communication that are not a description of historical facts are forward-looking statements, including, without limitation, statements related to the implementation and impact of Optimer’s commercialization strategy, Optimer’s pursuit of new indications for DIFICID®, Optimer’s on-going education efforts regarding its patient access initiatives and the burden of Clostridium difficile infection and expansion of DIFICID® sales or market potential.  Words such as “expect,” “anticipate,” “will,” “could,” “would,” “project,” “intend,” “plan,” “believe,” “predict,” “estimate,” “should,” “may,” “potential,” “continue,” “ongoing” or variations of such words and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue to increase adoption and use of DIFICID®, the implementation and success of DIFICID® growth initiatives and entry into new markets, whether or not healthcare professionals will prescribe DIFICID®, the extent to which DIFICID® receives reimbursement coverage from healthcare payors and government agencies, the extent to which DIFICID® will be accepted on additional hospital formularies and the timing of hospital formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist and its collaboration agreements with other partners, the possibility of alternative means of preventing or treating CDAD impacting adoption and sales of DIFICID®, Optimer’s ability, through its third-party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID® to meet demand, the effects of changes in Optimer’s management, uncertainties associated with the proposed merger of Optimer with a wholly owned subsidiary of Cubist and related transactions, including uncertainties relating to the anticipated timing of the proposed merger, the ability of the parties to obtain regulatory approvals required for the merger, the satisfaction of the other conditions to the consummation of the proposed merger, the issuance of preferred stock to Cubist before the closing of the proposed merger, the ability of Cubist to achieve the net sales milestone required to trigger a future cash payment in respect of the contingent value right component of the per share merger consideration, the ability to complete the proposed merger and the impact of the merger on the Company’s business, employees, customers, suppliers and commercial partners, the potential for lawsuits and enforcement proceedings related to the previously disclosed investigations by U.S. authorities and other risks detailed in Optimer’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law.

Additional Information and Where To Find It

In connection with the proposed merger, Optimer will file a proxy statement with the SEC.  BEFORE MAKING ANY VOTING DECISION, OPTIMER’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Optimer’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC, when they become available, from the SEC’s website at http://www.sec.gov. Optimer’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents, when they become available, by directing a request by mail or telephone to 101 Hudson Street, Suite 3501, Jersey City, NJ 07302, telephone: (201) 333-8819, or from Optimer’s website, http://www.optimerpharma.com.

Participants in Solicitation

Optimer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Optimer’s stockholders with respect to the proposed merger.  Information about Optimer’s directors and executive officers and their ownership of Optimer’s common stock is set forth in the proxy statement for Optimer’s 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 12, 2013. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger, which may be different than those of Optimer’s stockholders generally, may be obtained by reading the proxy statement regarding the proposed merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.